SELECTED INVESTOR QUESTIONS RECEIVED THROUGH AUGUST 17, 2021

1.Could you outline what the future looks like over the next 3 - 5 years for Air T overall and also specifically for each of the businesses you own?

We strive to direct AIRT’s capital to businesses and projects that generate attractive returns. We firmly believe a 20% hurdle rate is a healthy challenge given our size and opportunity set. Of course, we will at times fail to reach our goals.  We think very hard about generating sustainable value that sets us up for future growth.  To do that, we set out to identify and develop strong investor-operator partnerships with the people and teams who are running our businesses.  We want to secure and empower these management teams. We believe that if we do this well, we will build lasting value for our shareholders and we will build an investor base whose goals and philosophies are consistent with our own.  These are simple, but powerful ideas that we will strive to execute well.

Perhaps you are thinking: “Seems like this is what every private equity firm and investor is trying to do, what’s your edge?” Imagine that our Holdco Investing team is focused on empowering skilled management teams, and those managers focus on building their businesses without regard to an expiration date (like a P.E. firm) and with appropriate autonomy not found in most public companies (love you Jack Welch). Now imagine that occasionally, and unpredictably, these businesses generate real options that we identify and capitalize intelligently. Then this might, in some scenarios, represent a sustainable edge for Air T’s business model.

2.What are your key initiatives over the next year?

We are in a pandemic that has put tremendous strain on aviation, the sector in which many of our businesses operate. These challenges will continue to be a major area of focus over the next year. One of the growth initiatives we have mentioned in our past investor presentations is creating unique investment products with outside capital partners. We have products in advanced stages of development which will continue to be a major area of focus for us over the next year. Of course, intelligently investing the capital recently raised in Contrail JV II, LLC is one of our highest priorities.

3.The Trust Preferred Securities cost Air T 8% annually. Are you confident you will be able to earn in excess of an 8% return when investing this capital?

We believe the past year has proven that the future is much like a foreign country: sometimes strange and always impossible to forecast. Yet we believe on balance that the cash flow dynamics of our Trust Preferred (30 year bullet maturity) are similar to low-cost, 10-year amortizing bank facilities. Moreover, note that the interest on AIRTP 8% is tax deductible to Air T, Inc. so our after-tax hurdle is lower than 8%.

4.How do you plan to allocate capital going forward?

We believe, theoretically, that the Kelly Criterion is the best framework we know by which to judge an investment’s merit. Simply speaking, how much edge (or insight) do we have into the future state of an outcome, as compared to the payoff odds of that outcome?

In some sense, AIRT is set up as an idea factory that generates “looks” at various investments. Possibilities occur when real companies generate real investment projects, when our research and trading platform generates theses about compelling securities, and when our network generates private or special situations. We ‘get the call’ in each of these cases.

The more unique and insightful ‘looks,’ the greater possibility we will have a favorable edge given the payoff odds.

We don’t foresee a major change in our capital deployment strategy in the next 12 months.

5.Can you outline what you believe returns will likely be on the capital you've invested into Air T's various businesses?

We cannot predict or guarantee the returns we will earn going forward, but below are our aspirational goals for each segment:

Air Cargo: 20%+ unlevered
Ground Support Equipment: 20%+ unlevered
Commercial Jet Engines and Parts: 10%+ unlevered
Public and Private Securities: 15%+ unlevered

6.It would be helpful if you could disclose some of the major customers within the Ground Equipment Sales segment besides the USAF?

Most major domestic airlines
Several domestic regional airlines
Most major cargo operators
Foreign Militaries such as the Royal Canadian Airforce
Various Foreign Customers

7.Could you also disclose the customers and counterparties at the Commercial jet engines and parts segment?

Typically, aftermarket parts are sold to a range of airlines, cargo operators, and MRO shops worldwide. Customers and Counterparties that have been disclosed in our SEC filings include: Air Macau, DAE, Interjet, and Sun Country Airlines. Our Commercial Jet Engines and Parts segment does not have major customer or counter-party concentration at this time.

8.At your deicing business, do you see this as just a stable business or does this business have the ability to grow over time?

While the business can be highly cyclical, the Global Ground Support team has proven their ability to grow this business over the last several years and we expect them to continue searching for new ways to grow; they are not standing still.

9.Could you outline what you think the future looks like for the deicing segment?

We are focused on continuing to take market share and leading innovation in aircraft deicing. We will always be on the lookout for adjacent market or acquisition opportunities. The leadership at Global Ground Support is very strong, and we would welcome the opportunity to deploy additional capital under this team if the right opportunity presents itself.

10.It would be helpful if you could describe how you view the competitive advantages of Air T's various businesses?

Air Cargo: 40-year relationship as a trusted provider for FedEx.

Ground Support Equipment: Largest provider of deicing equipment in the country. Longstanding relationships with all major deicing customers worldwide and a strong management team.

Commercial Jet Engines: Longstanding industry relationships and a strong management team combined with a specialization on end -of -life aircraft management we feel provides a strong foundation to earn above -average returns in the industry.

11.The Commercial Jet Engine segment really took off after you acquired Contrail. Why did it do so well? What drove this performance pre-COVID?

After acquisition by Air T, Contrail expanded its aircraft trading and leasing operation with the opening of the Denver, Colorado office. This, combined with a strong banking relationship with Old National Bank, allowed the team to significantly expand trading operations that leveraged core competencies.

12.Could you outline the vision with the Commercial Jet Engines and Parts segment? What could this business look like in 3, 5, and 10 years?

If we execute well, then it’s possible to imagine that this segment will become a much larger player in the industry over the next 5 – 10 years. We believe the total addressable market is large, and they have an ambitious leadership team.

We believe the COVID-19 pandemic and subsequent turmoil in the aviation industry will present a major opportunity for Contrail to play offense over the next 5-10 years. We believe the combination of Contrail, Worthington, AirCo, and Jet Yard provide a strong end-of-life aircraft management platform that can be used to maximize the value of these assets. We believe we can use this platform to manage our own assets as well as assets on behalf of outside capital partners.

13.At the Commercial Jet Engines and Parts segment, do the various subsidiaries work together or are they pretty independent of one another?

Contrail has separate management and historically has not worked closely with the other Commercial Jet Engines and Parts companies. This may change over time as various opportunities present themselves that would benefit both Contrail and the other Air T entities.
Worthington/AirCo/Jet Yard are more closely integrated with Mark Harris as the CEO.

14.At your Commercial Jet Engines and Parts segment does Jet Yard tear apart planes and the other companies sell those parts?

There is some cooperation of that nature between Jet Yard and AirCo. However, most of Jet Yard’s teardown business has been for outside customers.

15.The Commercial Jet Engines & Parts segment has been allocated the most capital, therefore, can you provide more information on the segment & outline the vision?

The goal of the commercial aircraft segment is to be a premier provider of third-party aircraft/airframes/engines/parts. We seek to maximize the value of aircraft in the later stage of their lifecycle (15+ years old).

16.Can you help us better understand what drove the loss at the Commercial Aircraft Engines and Parts segment?

The loss is driven by Covid-19, causing overall lower activity levels in commercial aviation. Fewer planes are being bought, sold, and leased, fewer engines are being bought, sold and leased, fewer replacement parts are being bought, all in line with overall declines in aviation activity that have failed to produce volumes at or above our fixed cost.

17.How integrated are the subsidiaries in the Commercial Jet Engines and Parts segment?

Contrail has separate management and historically has not worked closely with the other Commercial Jet Engines and Parts companies. This may change over time as various opportunities present themselves that would benefit both Contrail and the other Air T entities.
Worthington/AirCo/Jet Yard are more closely integrated with Mark Harris as CEO.

18.How do you think about the returns you will earn on the capital invested in the Commercial Jet Engines and Parts segment?

Our aspirational goal is to earn a minimum 10% unlevered Return on Invested Capital (ROIC).

19.Was the loss at the Commercial Aircraft Engines and Parts segment caused by asset impairments, customers defaulting on leases, or something else?

The loss is driven by overall lower activity levels in commercial aviation. Fewer planes are being bought, sold, and leased, few engines are being bought, sold and leased, fewer replacement parts are being bought, all in line with overall declines in aviation activity. We have taken a write-down in inventory to account for current market conditions. The cash and non-cash P&L impacts can be discerned from our 10K.

20.Any help in terms of understanding the loss at the Commercial Aircraft Engines and Parts segment on a more granular level would be helpful?

Contrail: Buys, Sells, and Leases entire aircraft and aircraft engines. Also tears downs engines to be sold for parts. Primarily focused on 737 and A319/A320 aircraft. Primary operations in Madison Wisconsin and Denver Colorado.

Worthington: After-market parts and repairs for regional aircraft (under 150 seats). Primary operations in Eagan Minnesota.
AirCo: commercial airframe liquidator primarily focused on 737 and A320 aircraft. Primary operations in Eagan Minnesota.

Jet Yard: End-of-Life aircraft services company based at Pinal Airpark in Marana Arizona. Primarily focused on aircraft teardowns, part outs, and storage.

21.What is the rationale for the investment in Cadillac Castings?

Cadillac Casting is a Ductile Iron Foundry located in Cadillac, Michigan with a capacity to produce approximately 1.4 million molds per year. An elderly shareholder of Cadillac Casting wanted to sell in 2019 and Air T was among several parties who purchase the shares as part of the elderly-shareholder’s exit. An independent committee within Air T conducted due diligence and approved the purchase of this stake. This investment is completely independent from Air T’s other operations and investments.